Exhibit 10.9

July 22, 2015

Scott Drees

3010 Hood St.

Dallas, TX 75219

Dear Scott:

I am very pleased to offer you the opportunity to become Chief Executive Officer of QiG Group, LLC, a subsidiary of Greatbatch, Inc. (“Greatbatch”) that is planned to be spun-off as Nuvectra Corporation, a separate public company. In this position, you will report to Thomas J. Hook, Greatbatch, Inc.’s Chief Executive Officer and to the Special Committee of the Board of Directors providing oversight to matters related to the spin of Nuvectra. This transitional reporting relationship will be in effect until the effective date of the Nuvectra spin. Your employment start date will be mutually agreed upon (the “Effective Date”). Your employment by Greatbatch will be governed by the terms of this letter (the “Employment Letter”).

Employment Duties

You agree to perform your duties and discharge your responsibilities in a faithful manner to the best of your ability. You agree to devote your full business time and attention to the leadership and conduct of your function and the business to the best of your ability. You also agree that you will not accept other gainful employment or engage in any outside business concerns or activities without our consent.

Compensation

Greatbatch provides its Associates with opportunities to be recognized and rewarded based on individual and/or company performance.

Base Compensation: As of the Effective Date, your base compensation will be $15,384.62 payable bi-weekly on Fridays, which is equivalent to $400,000 annually, less appropriate deductions for taxes and other amounts as agreed or as required by law to be withheld.

Short-Term Bonus Plan: You will be eligible to participate in a bonus plan that will provide a cash award based on QiG/Nuvectra performance and your individual contributions. For 2015, you will be eligible to participate in the Greatbatch Growth Bonus Plan (G2B), your target bonus amount will be 60% of your eligible earnings with the opportunity for 120% at maximum. For 2015, your total award level will be paid at target, for a pro-rated time period, to be based on your start date. For 2016, and thereafter, you will be eligible to participate in the cash bonus plan adopted by the Nuvectra Board of Directors. The G2B plan awards are subject to approval by the Greatbatch Board of Directors. All Nuvectra bonus plan awards will be subject to approval by the Nuvectra Board of Directors.

Equity Award: It is intended that the Nuvectra Board of Directors will award you incentive compensation related to Nuvectra shares as soon as practicable after the effective date of the Nuvectra spin-off, and that such incentive compensation: (i) will be discussed by you and the Nuvectra Board prior to its award, and (ii) will have terms no less favorable than as outlined in this paragraph. The award will relate to a number of shares equal to at least 2 percent of the common stock outstanding on the date of spin, and any options will have a strike price based on the closing price on the grant date. The total award will be allocated as 25% non-qualified stock options and 75% restricted stock units. The award will vest in equal installments over a three-year period. The vesting dates will coincide with the anniversary date of the grant. It is intended that this award will be in lieu of your participation in any Nuvectra long-term incentive plans for a three year period.

Financial Planning Assistance

This benefit provides reimbursement of certain expenses incurred in connection with your personal financial and estate planning.

Other Benefits

Up until the effective date of the spin-off, you will be entitled to participate in any health and medical benefit plans, any pension, profit sharing and retirement plans and any insurance policies or programs from time to time generally offered to Associates of Greatbatch, and which are described in the enclosed benefit summary. Except as expressly provided herein, these plans, policies and programs are subject to change at the sole discretion of Greatbatch. After the effective date of the Nuvectra spin-off, you will participate in Nuvectra plans and programs as determined by the Nuvectra Board of Directors.

Termination of Employment

For a period of one year from the Effective Date, if Greatbatch terminates your employment for reason other than “Cause” prior to the spin-off of Nuvectra, the Company will pay you:

•	severance pay in an amount equal to one year of your base salary and your target bonus in one lump sum, less applicable withholdings

•	an additional lump sum amount equal to the amount Greatbatch would have otherwise contributed toward your group health, vision and dental coverage premium as an active Associate for that twelve-month period.

Your entitlement to severance pay is subject to your execution of a release of all employment-based claims in a form reasonably satisfactory to Greatbatch. Severance pay will be paid within 60 days the termination of your employment unless, at the time of your separation from service, Greatbatch reasonably determines that (i) your severance package is subject to, and not exempt from, Internal Revenue Code Section 409A (such a severance package referred to as “409A Payments”) and (ii) you are a “specified employee” for purposes of Internal Revenue Code Section 409A(a)(2)(B)(i), in which case, the 409A Payments will be paid promptly after the earlier of (1) the date immediately following the expiration of the six-month period measured from the date of your “separation from service” or (2) the date of your death. “Cause” means gross negligence or willful misconduct by you in the performance of your duties, dishonesty to the Company, or the commission of a felony that results in a conviction in a court of law. After the effective date of the Nuvectra spin-off, you will be eligible to participate in Nuvectra severance pay and programs as may be adopted by the Nuvectra Board of Directors.

If the sixty (60) day period following your “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), and if you are owed 409A Payments due to such “separation from service”, then the 409A Payments will be paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

At-Will Employment

In accepting our offer of employment, you certify that you understand and accept that your employment will be on an “at-will” basis and that except as expressly set forth herein neither you nor any Greatbatch representative has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice. Likewise, the company will have the right to terminate your employment at any time, with or without cause or advance notice.

Miscellaneous

This Employment Letter supersedes all prior employment and consulting agreements, written or verbal, between you and Greatbach and/or its affiliates. Any such prior agreement is void as of the Effective Date and replaced with this Employment Letter. This Employment Letter contains the entire understanding of Greatbatch and you with respect to the subject matter hereof.

This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent electronically, such as via a PDF attachment, will be deemed the same as original signatures.

Acceptance

This offer of employment is contingent on Greatbatch receiving satisfactory results of a pre- employment background verification and physical, and a negative result on your drug screen. Consistent with our standard operating procedures you are requested to complete and return the enclosed Employment Application Form, Personal Data Sheet, Consent & Disclosure Form, and Inventions, Non-Disclosure and Non-Solicitation Agreement. By accepting the offer presented in this letter, you represent that you are currently not bound by any contractual provisions (including a non-compete clause or other similar restriction, signed or agreed to with respect to your employment by any present or former employer) that prevents, hinders or limits your ability to work for Greatbatch in the manner set forth in this letter. To the extent that you have any confidential or proprietary information of any former employer, you acknowledge that you will keep all such information confidential and will not disclose or make available, directly or indirectly, at any time, any such information to Greatbatch, its managers or employees.

To confirm your acceptance of this offer, please complete the enclosed Personal Data Sheet, Consent & Disclosure Form and sign this letter on the line below. Return these documents to me via email at toglesby@greatbatch.com within 3 business days.

If you have any questions, please call me at 214-618-4976. Scott, the members of the Greatbatch team look forward to your acceptance of this offer and a productive and successful working relationship.

Sincerely,

/s/ Tonjia Oglesby

Tonjia Oglesby

Executive Director, Human Resources

Understood, agreed, and accepted

/s/ Scott F. Drees	Date	July 22, 2015
Scott Drees

Attachments:	Benefit Summary
Inventions, Non-Disclosure and Non-Solicitation Agreement